Exhibit 10.6
To:     [ ]
From:     [ ]
Date:     [ ]
Subject:     Retention Bonus Letter Agreement (the “Agreement”)

As a highly valued associate of Capital One Financial Corporation, or a subsidiary or affiliate thereof (“Capital One”), with a critical role in Capital One’s acquisition and integration of Discover Financial Services, you have been selected to receive a retention bonus (“Retention Bonus”). Assuming you agree to and fully comply with and satisfy all terms and conditions of this Agreement, as described below, you will be eligible to receive a Retention Bonus with a value of $[ ] in return for your continued employment and service through the Retention Period.

The terms and conditions of this Agreement are as follows:

I.     Retention Bonus

A.Retention Period – The “Retention Period” for this Agreement begins on [ ] and ends on the earlier of: (1) the Closing Date of the Merger as defined by the Agreement and Plan of Merger dated as of February 19, 2024 by and among Capital One Financial Corporation, Discover Financial Services, and Vega Merger Sub, Inc. (the “Merger Agreement”), (2) December 31, 2025, or (3) the date determined by Capital One for the end of your role if an appropriate executive of Capital One in your business determines and communicates in writing to you that your service in your role is no longer needed and that your role will end as of that specific date.
B.Earning the Retention Bonus – To earn the Retention Bonus (or the Partial Retention Bonus, as defined below), one of the following must occur: (1) you must remain continuously employed by Capital One in your current role, meet Performance Expectations (as discussed in Section II.A. below), and comply with all terms and conditions of this Agreement for the entire length of the Retention Period; or (2) Capital One terminates your employment during the Retention Period, but on or after October 1, 2024 for a reason other than (a) Poor Performance (as defined in section II.D. below and determined by Capital One in its sole discretion) or (b) Cause (as defined in section II.C. below and determined by Capital One in its sole discretion).

You will not earn the Retention Bonus (or the Partial Retention Bonus) in the event that, during the Retention Period: (1) you end your employment with Capital One; (2) your employment with Capital One ends for reasons not caused by Capital One; (3) Capital
One terminates your employment due to Poor Performance; or (4) Capital One terminates your employment for Cause.

(i) Partial Retention Bonus – If the parties to the Merger Agreement agree to discontinue the Merger prior to October 1, 2024, the Retention Bonus will not be earned. If the parties agree to discontinue the Merger on or after October 1, 2024, you will earn 50% of the Retention Bonus (the “Partial Retention Bonus”). For the avoidance of doubt, if Capital One terminates your employment for a reason other than Cause or Poor Performance on or after October 1, 2024, you will earn the Partial Retention Bonus.

If, as of May 19, 2025, the Closing Date has not occurred, but the parties have not agreed to discontinue the Merger, you will earn the Partial Retention Bonus. The remaining
50% of the Retention Bonus will be earned on the Closing Date, provided that the
Closing Date occurs within the Retention Period.

C.Payment of the Retention Bonus – Subject to the terms and conditions stated herein, the Retention Bonus (or any portion of the Retention Bonus), if earned, will be paid within 30 business days after the earlier of: (1) the end of the Retention Period; (2) the effective date that Capital One terminates your employment for a reason other than Cause or Poor Performance; or (3) the date the parties to the Merger Agreement agree to discontinue the Merger, if that date is on or after October 1, 2024. The Retention Bonus will be paid in a lump sum as part of the normal payroll process and will be subject to all applicable taxes and withholding.

II.    Other Terms & Conditions

A.Performance Expectations – You must remain fully engaged and meet Capital One’s reasonable performance and conduct expectations, as determined by Capital One, throughout the Retention Period to receive the Retention Bonus. This includes maintaining a rating of “strong” or higher throughout the Retention Period, complying with all of Capital One’s rules and policies, and achieving any applicable job specific objectives and/or overall work requirements, as defined by Capital One. You must further comply with any contract or agreement to which you and any Capital One entity are parties.
B.Role Changes – If you choose to leave your current role with Capital One prior to the end of the Retention Period, you will not earn and thus will forego any unpaid portion of the Retention Bonus. However, if Capital One requires that the nature of your role change or that you move to a different role, you will be deemed to have remained in your current role and will remain eligible to earn any unpaid portion of your Retention Bonus, provided that you continue to work throughout the Retention Period and satisfy the terms and conditions of this Agreement.
C.Cause – For purposes of this Agreement, the term “Cause” means any of the following during the Retention Period, as determined by Capital One in its sole discretion: (1) failure by you to perform your duties with Capital One (other than any such failure resulting from incapacity due to physical or mental illness); (2) misconduct in the performance of your duties including, without limitation, theft, falsification of documents, mistreatment of other employees, violence, drug or alcohol use in the workplace, conduct that violates Capital One’s policies against discrimination and/or harassment, and serious acts of insubordination; (3) a violation or breach by you of any agreement with Capital One or any code of conduct, business, compliance, or risk policy or standard of ethics generally applicable to associates or to associates of your level at Capital One; (4) your breach of a duty of honesty, fiduciary duty, and/or duty of good faith; (5) your conviction or entry into a pretrial diversion program for any criminal offense for which Capital One excludes from employment any employee in a similar role or position; (6) your material failure to perform any of the essential functions of your position, failure to meet the reasonable and lawful attendance expectations of Capital One for you, or your failure to remain fully engaged and meet Capital One’s reasonable and good faith performance expectations (as noted above); or (7) your engaging in any knowing or intentional conduct that causes material injury to Capital One.
D.Poor Performance – For purposes of this Agreement, the term “Poor Performance” means that you fail, at any point during the Retention Period, to remain fully engaged and meet Capital One’s reasonable and good faith performance and conduct expectations, as determined by Capital One in its sole discretion.
E.Not an Employment Agreement – You understand that these terms do not constitute an employment agreement for a definite duration of employment and your employment remains at will. You or Capital One may terminate your employment at any time and for any reason.
F.Entire Agreement/ Governing Law – This Agreement contains the entire understanding between you and Capital One with respect to the subject matter hereof. It may not be changed without execution of a written amended agreement to this Agreement by both parties. The Agreement will be governed by the laws of the Commonwealth of Virginia except to the extent federal law may apply. The terms of this Agreement and payment hereunder are subject to applicable legal and regulatory requirements and guidance, any changes in applicable law, rules or regulations and the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.
G.Section 409A – Payments under this Agreement are intended to be excluded from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") as a “short-term deferral”. However, notwithstanding any provision of this Plan to the contrary, if, at the time of the your termination of employment, you are a "specified employee" as defined in Section 409A of the Code, and the Retention Bonus would constitute deferred compensation subject to Section 409A, any such payment under this Agreement shall be delayed until the earlier of (a) the date that is six (6) months following the termination of your employment, or (b) your death. The provisions of this paragraph shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Capital One may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

Thank you for your continued contributions to Capital One. We are successful because of you and your fellow associates and I hope you understand how much we appreciate you.

By:____________________________________
Kaitlin Haggerty
Chief Human Resources Officer

By:____________________________________
[Associate Signature]